Exhibit 99.1
FOR IMMEDIATE RELEASE
Eileen M. Rudden Joins Agilysys Board of Directors
BOCA RATON, Fla., Oct. 29 /PRNewswire-FirstCall/ — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today that Eileen M. Rudden has been appointed to its nine-member board of directors to fill the vacancy created by the retirement of Thomas C. Sullivan. Rudden, 57, succeeds Sullivan, 70, who retired on October 24, 2007, after 23 years of service on the board.
Rudden most recently served as vice president and general manager of the Unified Communications Division of Avaya, Inc., a $5.1 billion provider of communications systems. Avaya designs, builds and manages communications networks for more than 1 million businesses worldwide, and is a global leader in secure and reliable Internet Protocol (IP) telephony systems and communications software applications and services.
Before joining Avaya, Rudden was a 14-year veteran of IBM’s Lotus Software unit, where she was senior vice president and general manager responsible for Lotus Notes and Domino, the leading e-mail and groupware provider. Under her leadership, revenue for Lotus Notes/Domino tripled to $700 million worldwide while users grew from 5 million to 50 million in four years. Before joining Lotus Development in 1986, she was a director at Wang Laboratories and a manager at The Boston Consulting Group. Rudden is also the former CEO of FairMarket, Inc., which was sold to eBay.
She currently serves as a trustee of Brown University, where she is the chair of the audit committee and a member of the advisory and executive committee. From 1999 until May of 2007, Rudden served as board member and audit committee member at John H. Harland Company, recently sold to M&F Worldwide.
Between 1996 and 2004, Rudden was a trustee of Lesley University, serving as treasurer, chair of the finance committee and chair of the audit committee during her tenure. Rudden is a member of the advisory board of the Pew Charitable Trust’s Internet and American Life Project, as well as the Massachusetts Business Alliance for Education.
A graduate of Brown University, Rudden also earned a master’s degree in business administration from Harvard University.
“Eileen’s vast knowledge of the information technology solutions business will be an invaluable asset to our board and our company as we continue our growth as a leading provider of IT solutions,” said Arthur Rhein, chairman, president and chief executive officer. “I am confident that Eileen’s contributions to the board will be felt immediately.”

Sullivan, chairman of RPM International, Inc., was an Agilysys board member from 1984 through October 2007. “On behalf of the board, our shareholders and the entire management team, I would like to thank Tom for his years of dedicated service to Agilysys,” Rhein said. “His extensive knowledge regarding mergers and acquisitions and his business insight have been of immense help as we mapped our strategic transformation. We greatly appreciate his many contributions.”
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys long-term financial goals, anticipated revenue gains, sales volume, margin improvements, cost savings, capital expenditures, depreciation and amortization, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate and derive performance from acquisitions, strategic alliances, and joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the Securities and Exchange Commission’s Web site, www.sec.gov.
About Agilysys
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China.

SOURCE Agilysys, Inc.
CONTACT: Analysts-Investor Contact: Martin Ellis, Executive Vice President, Treasurer and Chief Financial Officer of Agilysys, Inc., +1-561-999-8780, martin.ellis@agilysys.com; Media Contact: Julie Young, Director, Corporate Communications of Agilysys, Inc., +1-440-519-8160, julie.young@agilysys.com (AGYS)